CONSENT OF QUALIFIED THIRD-PARTY FIRM

INDUSTRIAL TURNAROUND CORPORATION

October 5, 2023

Re: Form F-3 Registration Statement to be filed by Lithium Americas Corp. (the "Company")

I, Bruce Shannon, P.E., on behalf of Industrial TurnAround Corporation, consent to:

• the use of the technical report titled "Preliminary Feasibility Study S-K 1300 Technical Report Summary for the Thacker Pass Project Humboldt County, Nevada, USA" (the "Technical Report Summary"), with an effective date of December 31, 2022, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission, as an exhibit to and referenced in the Registration Statement on Form F-3 being filed by the Company with the United States Securities and Exchange Commission, and any amendments thereto (the "Form F-3");

• the use of and reference to our company name, including our status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission), included in or incorporated into the Form F-3, in connection with the Form F-3 and the Technical Report Summary; and

• the use of any extracts from, or summary of, the Technical Report Summary in, or incorporated into, the Form F-3 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form F-3.

We are responsible for authoring, and this consent pertains to, Section 15.7 and corresponding sections of 1, 22, 23, and 24 of the Technical Report Summary. We certify that we have read the Form F-3 and that it fairly and accurately represents the information in the Technical Report Summary for which we are responsible.

Industrial TurnAround Corporation

By:	/s/ Bruce Shannon

Name:	Bruce Shannon, P.E.

Title:	Vice President, Design-Build